Exhibit 99.1

NEWS RELEASE

Media: Peter Tosches | 901.597.8449 | Peter.tosches@servicemaster.com

Investor Relations: Jim Shields | 901.597.6839 |  James.shields@servicemaster.com

ServiceMaster Names Peter L. Cella to Board of Directors

MEMPHIS, Tenn. (February 17, 2017) – ServiceMaster Global Holdings, Inc. (NYSE: SERV), a leading provider of essential residential and commercial services, today announced the appointment of Peter L. Cella to its board of directors.

Cella is president and chief executive officer of Chevron Phillips Chemical Company LLC, one of the world’s top producers of chemical products.  Prior to leading Chevron Phillips Chemical, Pete served in a variety of executive roles at BASF Corp., INEOS Nitriles, Innovene, LLC and British Petroleum.

“Pete brings tremendous experience to our board of directors,” said ServiceMaster Chairman Mark Tomkins. “His leadership, experience running varied businesses and extensive background in talent development will be a huge asset as we continue to transform our business, enhance our workplace and improve our customer experience.”

Cella replaces Thomas C. Tiller, Jr. who is resigning from the board to devote more time to CliqStudios where he was recently appointed CEO. “I want to thank Tom for his wisdom, energy and guidance in helping move ServiceMaster forward and wish him continued success,” said Tomkins.

About ServiceMaster
ServiceMaster solves the homeowner's dilemma. Every day, we visit more than 75,000 homes and businesses through our extensive service network of expert professionals. Technology powers our trusted experts to engage with customers so they can order, buy and receive services when, where and how they want them. Our well-recognized brands includes American Home Shield (home warranties), AmeriSpec (home inspections), Furniture Medic (furniture repair), Merry Maids (residential cleaning), ServiceMaster Clean (janitorial and residential floor cleaning), ServiceMaster Restore (disaster restoration) and Terminix (termite and pest control). Like, follow or visit us at facebook.com/ServiceMaster, linkedin.com/ServiceMaster, twitter.com/ServiceMaster, or servicemaster.com.

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